Exhibit 23

CONSENT OFINDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-143146 and 333-108509) and Form S-3 (No. 333-118552) of Journal Communications, Inc. of our report dated March 10, 2014, except with respect to our opinion on the consolidated financial statements, insofar as it relates to the change in reportable segments described in Note 14 as to which the date is October 24, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP

New York, New York
October 24, 2014